December 23, 2004

EXHIBIT 8.1

U.S. Restaurant Properties, Inc.

12240 Inwood Road, Suite 300

Dallas, Texas 75244

Ladies and Gentlemen:

We have acted as counsel to U.S. Restaurant Properties, Inc., a Maryland corporation, (the “Company”) in connection with the proposed merger (the “Merger”) of CNL Restaurant Properties, Inc. (“CNLRP”) with and into the Company and the filing of a registration statement on Form S-4 with the Securities and Exchange Commission on November 4, 2004 (File No. 333-119116), covering shares of the Company to be issued in the Merger, together with any amendments to that Registration Statement (collectively, the Registration Statement and the combined proxy statement of the Company and CNLRP and prospectus of the Company are called the “Registration Statement”). The Merger will be effected pursuant to the Agreement and Plan of Merger by and between the Company and CNLRP, as the same may be amended or supplemented from time to time (the “Merger Agreement”). In our capacity as counsel to the Company, our opinion has been requested with respect to (i) the federal income tax treatment of the Merger, (ii) the accuracy of the discussion of the material U.S. federal income tax consequences under the heading “Material Federal Income Tax Consequences” in the Registration Statement and (iii) the federal income tax treatment of the receipt by shareholders of CNLRP of Series C preferred stock of the Company. This opinion is being rendered pursuant to the requirements of Form S-4 under the Securities Act of 1933, as amended. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement and the Registration Statement.

For the purposes of rendering our opinion, we have examined and are relying upon such documents (including all exhibits and schedules attached thereto) as of this date that we have deemed relevant or necessary, including:

1. The Restated Articles of Incorporation of the Company and the Bylaws of the Company;

2. The Merger Agreement;

3. The Registration Statement; and

4. Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter, and our opinion is conditioned upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the factual representations and warranties, covenants and factual statements contained therein.

U.S. Restaurant Properties, Inc.

December 23, 2004

This opinion is also subject to and conditioned upon factual representations contained in a written tax representation letter executed by officers of the Company and a written tax representation letter executed by officers of CNLRP with respect to the Merger (collectively, the “Tax Representation Letter”). The initial and continuing truth and accuracy of the factual representations contained in the Tax Representation Letter at all relevant times constitutes an integral basis for the opinion expressed herein and this opinion is conditioned upon the initial and continuing truth and accuracy of these factual representations at all relevant times.

In connection with rendering this opinion, we have assumed to be true and are relying upon (without any independent investigation or review thereof), and our opinion is conditioned upon the correctness of, the following:

1. The authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and authenticity of the originals of such documents;

2. The genuineness of all signatures, the due authorization, execution and delivery of all documents by all parties thereto and the due authority of all persons executing such documents;

3. All factual statements, factual representations and warranties set forth in such documents (including the Merger Agreement, the Registration Statement and the Tax Representation Letter) are true and correct in all material respects and will continue to be true and correct as of the Effective Time and all other relevant times, and no actions have been or will be taken that are inconsistent with such factual statements, factual representations and warranties;

4. All obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms;

5. All covenants contained in the Merger Agreement and the Tax Representation Letter have been and will be performed without waiver or breach of any provision thereof and no actions have been or will be taken that are inconsistent with such covenants;

6. Any factual representation or factual statement made “to the knowledge of,” “to the best of our knowledge” or similarly qualified is correct without such qualification;

7. The Merger is effective under the applicable state laws;

8. The Merger is reported by the Company and CNLRP on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

U.S. Restaurant Properties, Inc.

December 23, 2004

9. An opinion of counsel, substantially identical in substance to this opinion, will be delivered to CNLRP from Shaw Pittman LLP, and will not be withdrawn prior to the Effective Time.

Based upon our examination of the foregoing items, subject to the assumptions, exceptions, limitations and qualifications set forth herein and therein, we are of opinion that if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the factual statements set forth in the Tax Representation Letter are true and correct as of the Effective Time, then (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the discussion under the heading “Material Federal Income Tax Consequences” in the Registration Statement sets forth the material U.S. federal income tax consequences of the Merger.

If the USRP Series C preferred stock received by the shareholders of CNLRP in exchange for their CNLRP common stock is classified as “nonqualified preferred stock” as defined in Section 351(g)(2) of the Code, the USRP Series C preferred stock will not be treated as “stock or securities” under Section 354(a)(2)(C) of the Code, and will be treated as “other property” under Section 356(a)(1) of the Code. Section 351(g)(2) of the Code defines the term “nonqualified preferred stock” to mean preferred stock if (1) the holder of the stock has the right to require the issuer or a related person to redeem or purchase the stock within 20 years of the issuance of the stock, (2) the issuer or a related person is required to redeem or purchase the stock within 20 years of the issuance of the stock, (3) the issuer or a related person has the right to redeem or purchase the stock and, as of the issue date, it is more likely than not that the right will be exercised within 20 years of the issuance of the stock, or (4) the dividend rate on the stock varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices, or other similar indices. “Preferred stock” is defined as stock which is limited and preferred as to dividends and does not participate in corporate growth to any significant extent.

The USRP Series C preferred stock is not mandatorily redeemable by USRP or puttable to USRP by a stockholder. In addition, the dividend rate on the USRP Series C preferred stock does not vary in whole or in part (directly or indirectly) with reference to interest rates, commodity prices or other similar indices. However, USRP has the right to redeem the USRP Series C preferred stock after five years. The USRP Series C preferred stock will constitute “nonqualified preferred stock” if it is more likely than not that USRP will exercise the redemption right.

Section 351(g)(2) was added to the Code in 1997. To date, there is little direct guidance concerning the scope of this provision. Neither the legislative history nor any other direct authority establishes the parameters for determining whether it is more likely than not that preferred stock like the USRP Series C preferred stock will be redeemed. USRP has represented that it has no plan or intention to redeem the USRP Series C preferred stock. In addition, the USRP Series C preferred stock has no features that effectively would require or are intended to compel its redemption. Accordingly, USRP will take the position that the USRP Series C preferred stock is not more likely than not to be redeemed.

There is analogous authority in the Section 305 regulations that gives some indication of the standards that could be adopted by the IRS. The Section 305 regulations set forth a safe harbor under which an issuer’s right to redeem preferred stock is not treated as “more likely than not” to be exercised if (1) the issuer and the holder are not related, (2) there are no plans, arrangements or agreements that effectively require or are intended to compel the issuer to redeem the stock, and (3) exercise of the redemption right would not reduce the yield of the stock, as determined under principles similar to the original issue discount rules. If the same safe harbor is adopted for purposes of applying Section 351(g)(2) of the Code, the USRP Series C preferred stock should not be treated as nonqualified preferred stock. The USRP Series C preferred stock provides for the payment of dividends at a rate intended to provide a 7.5% cumulative return, compounded on a quarterly basis as long as the preferred stock is outstanding. The USRP Series C preferred stock may be redeemed by USRP after five years for a fixed amount based on the liquidation value of the stock. Neither the dividend rate nor the liquidation value increases over time. Therefore, a redemption of the USRP Series C preferred stock would not decrease the yield.

Based upon the foregoing analysis, and subject to the assumptions, exceptions, limitations and qualifications set forth herein and therein, we are of opinion that if the Merger is consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the factual statements set forth in the Tax Representation Letter are true and correct as of the Effective Time, then the USRP Series C preferred stock should not be treated as “nonqualified preferred stock” within the meaning of Section 351(g)(2) of the Code.

U.S. Restaurant Properties, Inc.

December 23, 2004

In addition to the assumptions set forth above, this opinion (including our separate opinions with respect to the treatment of the Merger as a reorganization under section 368(a) of the Code, the accuracy of the discussion in the Registration Statement of the material U.S. federal income tax consequences, and the federal income tax treatment of the receipt by shareholders of CNLRP of USRP Series C preferred stock) is subject to the following exceptions, limitations and qualifications:

1. Our opinion expressed herein is based upon interpretation of the current provisions of the Code and existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion only represents our best judgment and is not binding upon the Internal Revenue Service or courts and there is no assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth herein. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law or interpretation that may occur after the date hereof.

2. Our opinion is limited to the federal income tax matters addressed herein, and no other opinion is rendered with respect to any other matter not specifically set forth in the foregoing opinion. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

3. Our opinion is limited in all respects to the federal tax law of the United States and we express no opinion as to various state, local or foreign tax consequences.

4. No opinion is expressed (i) as to any transaction other than the Merger as described in the Merger Agreement, or (ii) as to any other transaction whatsoever, including the Merger, if all of the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver of any material provision thereof. In the event any one of the factual statements, factual representations, warranties, covenants or assumptions we have relied upon to issue this opinion is incorrect in a material respect, our opinion might be adversely affected and may not be relied upon.

This opinion is furnished to you solely for the purpose of complying with applicable securities laws. This opinion may not be used or relied upon by any other person, other than your shareholders, CNLRP and the shareholders of CNLRP, and the limited partners of the Income Funds, or for any other purpose and may not be circulated, quoted or otherwise referred to for any purpose without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 filed in connection with the above-referenced transaction and the reference to us under the heading “Legal Matters” in the Prospectus contained therein. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

LOCKE LIDDELL & SAPP LLP

By:	/s/ C. Ronald Kalteyer
C. Ronald Kalteyer